11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

F O R            I M M E D I A T E            R E L E A S E

NOVEN REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

Miami, FL, May 1, 2006 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN), a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products, today announced financial results for the first quarter of 2006.

Noven’s net income for the quarter ended March 31, 2006 (the “current quarter”) was $0.5 million (or $0.02 diluted earnings per share), compared to net income of $0.2 million (or $0.01 diluted earnings per share) in the quarter ended March 31, 2005 (the “2005 quarter”). Novogyne Pharmaceuticals, the women’s health products company jointly owned by Noven and Novartis Pharmaceuticals Corporation, reported net income for the current quarter of $15.1 million, an 88% increase from the 2005 quarter.

Effective January 1, 2006, Noven was required to begin recognizing compensation expenses (a non-cash charge) associated with stock options and other equity awards (“Equity Compensation Expenses”) in its Statements of Operations. Excluding Equity Compensation Expenses totaling $0.5 million, net income for the current quarter would have been $0.9 million (or $0.04 diluted earnings per share). A reconciliation of net income and earnings per share to net income and earnings per share as adjusted to exclude the Equity Compensation Expenses is included in an attachment to this press release. Noven expects its Equity Compensation Expenses for the remaining three quarters of 2006 to total approximately $3.0 million.

Noven’s net revenues for the current quarter were $10.2 million, a 13% decrease from the 2005 quarter, primarily due to the timing of Vivelle-Dot™ shipments to Novogyne. Noven’s gross margin for the current quarter was negatively affected by manufacturing scale-up for Noven’s recently-approved Daytrana™ methylphenidate patch, and lower production volume in its menopausal hormone therapy (“HT”) business due to the timing of orders.

Research and development expenses in the current quarter increased 20% to $3.5 million compared to the 2005 quarter, primarily due to increases in development engineering costs related to Daytrana™ as well as higher preclinical and clinical costs for other projects. Marketing, general and administrative expenses increased 17% to $4.7 million, reflecting Equity Compensation Expenses, which commenced in the current quarter, and increased professional fees.

Noven recognized $4.3 million in earnings from Novogyne (a non-cash item) in the current quarter (after satisfaction by Novogyne of Novartis’ annual preferred return of $6.1 million) compared to $0.9 million recognized in the 2005 quarter.

Novogyne’s current quarter net revenues increased 39% to $31.6 million, primarily due to a $9.4 million increase in net sales of Vivelle-DotTM. Noven believes that the increase in Vivelle-Dot™ sales was related to trade customers reducing their inventories in the 2005 quarter and, to a lesser extent, increased prescription demand and price increases. Noven estimates that, at the end of the current quarter, trade inventory levels for Vivelle-Dot™ were within the desired range.

Novogyne’s selling, general and administrative expenses in the current quarter increased 6% to $9.2 million, due primarily to increased HT litigation expenses and higher expenses associated with sales force expansion.

Total prescriptions for Vivelle-Dot™ increased 8% in the current quarter compared to the 2005 quarter, and total prescriptions for Novogyne’s products, taken as a whole, increased 4%. By comparison, the overall U.S. HT market declined 5% in the current quarter compared to the 2005 quarter.

At March 31, 2006, Noven had an aggregate $82.3 million in cash and cash equivalents and short-term investments, compared to $84.9 million at December 31, 2005. Noven’s working capital at March 31, 2006 was $96.7 million compared to $91.1 million at December 31, 2005. In April 2006, Noven received a $50 million cash milestone payment from Shire plc, the global licensee of Daytrana™, as a result of the FDA approval of Daytrana™.

“Novogyne had an outstanding first quarter, satisfying our joint venture partner’s preferred return, while still contributing over $4 million to our results,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “Our strategy is to build upon this foundation by diversifying our business into other areas, and the April 6th approval of Daytrana™ for ADHD was a major step toward that goal. We are currently working to complete production of Daytrana™ launch quantities, while Shire – the market share leader in the ADHD category – is organizing the sales and marketing efforts for a U.S. launch that is expected to begin by mid-year. As we move into the second half of the year, we are confident in our prospects in light of Novogyne’s strong performance, the expected commencement of license and manufacturing revenues from Daytrana™, and the overall improvements in facility utilization and gross margin that should accompany ongoing production of the Daytrana™ product.”

Analyst Conference Call
A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 11:00 a.m. Eastern time this morning, May 1. Thereafter, a rebroadcast of the call will be accessible at the same website for at least two weeks. A taped replay of the conference call will be available from the afternoon of May 1 through May 3 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code number 286 and ID number 199318. The conference call will contain forward-looking information in addition to that contained in this press release.

Non-GAAP Financial Information
Under accounting principles generally accepted in the United States (“GAAP”), “net income” and “diluted earnings per share” include all charges for the periods reported. In addition to results determined in accordance with GAAP, Noven has provided net income and diluted earnings per share for the current quarter excluding the Equity Compensation Expenses.

Management believes that presenting non-GAAP net income and diluted earnings per share under these circumstances is useful to investors in order to compare the financial results Noven reported for the current quarter compared to those reported in periods prior to the adoption of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 – revised 2004 (SFAS 123R), “Share-Based Payment”. Management uses these non-GAAP financial measures to evaluate Noven’s current performance against its historical performance and to plan our future business activities. These measures should not be considered alternatives to measures computed in accordance with GAAP, nor should they be considered indicators of Noven’s overall financial performance. Adjusted net income and adjusted earnings per share are limited by the fact that companies may not necessarily compute them in the same manner, thereby making these measures less useful than the same measures calculated in accordance with GAAP.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are approved in over 30 countries, and a range of new patches are being developed in collaboration with Novartis Pharma AG, Shire plc, P&G Pharmaceuticals, Endo Pharmaceuticals Inc. and others. Together with Novartis Pharmaceuticals Corporation, Noven owns Novogyne Pharmaceuticals, a women’s health products company with 2005 sales of over $120 million. Among other products, Novogyne markets and sells Noven’s Vivelle-Dot™ product – the smallest estrogen patch in the world, and the most prescribed transdermal estrogen therapy in the U.S. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the words “expect,” “should,” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: Daytrana™ - risks relating to the timing of the launch of Daytrana™ by Shire; the risk of supply interruptions and other uncertainties relating to future DEA awards of methylphenidate procurement quota necessary for the production of Daytrana™; the risk that Noven may encounter production issues and/or inefficiencies in the process of manufacturing commercial quantities of Daytrana™, which could adversely affect the timing and/or success of product launch and Noven’s results of operations; risks related to competition (including from other ADHD products marketed by Shire) and market acceptance of Daytrana™ that could adversely affect the commercial success of Daytrana™ and could, among other things, limit Noven’s right to receive the additional milestone payments under its agreement with Shire; the possibility that the market for methylphenidate products may be negatively affected by the outcome of the FDA’s ongoing inquiry into the possible cardiac, psychiatric and other side effects of ADHD medications, a 2005 study by researchers at the M.D. Anderson Cancer Center that found adverse chromosomal effects on 12 children treated with oral methylphenidate, as well as ongoing public debate in the United States regarding the appropriateness of using methylphenidate and other medications to treat children with ADHD; and the possibility that the FDA’s ongoing inquiry into possible side effects of ADHD medication could result in “black-box” warnings being added to the labeling for these medications; HT Market - risks associated with increased competition in the HT market; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novogyne and Novartis Pharma; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; and risks and uncertainties related to the fact that Vivelle-Dot™ comprises a substantial majority of Novogyne’s aggregate total prescriptions; the risk that Noven’s estimate of trade inventory levels for Vivelle-Dot™ may be inaccurate; Noven’s Partners - the risk that Noven’s development partners may have different or conflicting priorities than Noven’s, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development programs; the possibility that Noven’s development programs may not proceed on schedule or as expected, which could, among other things, prevent Noven from achieving milestone objectives and/or cause delays or cancellations of programs; and the possibility that Noven’s current development priorities could render Noven unable to advance Noven’s other development projects or increase the cost of advancing those projects; Other Matters - the risk that Noven’s gross margins may not improve in accordance with expectations in the second half of 2006, including as a result of delays or inefficiencies in the manufacture of Daytrana™; and the risk that Noven’s Equity Compensation Expenses for the remainder of 2006 may exceed the estimate provided in this press release. For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K for the year ended December 31, 2005 as well as other reports filed from time to time with the Securities and Exchange Commission.

Noven Pharmaceuticals, Inc.

Statements of Operations Data:
(amounts in thousands, except per	Three Months Ended
share amounts) (unaudited)	March 31,

	2006	2005

Revenues:
Product revenues — Novogyne:
Product sales	$3,087	$4,978
Royalties	1,689	1,114

Total product revenues — Novogyne	4,776	6,092
Product revenues — third parties	3,871	4,038

Total product revenues	8,647	10,130
Contract and license revenues:
Contract	664	595
License	881	1,011

Contract and license revenues	1,545	1,606
Net revenues	10,192	11,736
Expenses:
Cost of products sold [1]	6,140	5,874
Research and development	3,482	2,893
Marketing, general and administrative	4,738	4,055

Total expenses	14,360	12,822

Loss from operations	(4,168)	(1,086)
Equity in earnings of Novogyne	4,327	912
Interest income, net	611	503

Income before income taxes	770	329
Provision for income taxes	266	118

Net income	$504	$211

Basic earnings per share	$0.02	$0.01

Diluted earnings per share	$0.02	$0.01

Weighted average number of common shares outstanding:
Basic	23,657	23,509

Diluted	23,774	23,966

	As Of
Balance Sheet Data:
(amounts in thousands) (unaudited)	March 31, 2006	December 31, 2005

Cash and cash equivalents	$31,418	$66,964
Short-term investments	50,925	17,900
Investment in Novogyne	20,252	23,243
Total assets	182,936	185,910
Deferred license revenues	23,835	23,655
Stockholders’ equity	142,255	140,621

(1) Cost of products sold has been revised in all periods to include certain amounts that were previously included in research and development expenses.

Noven Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures to GAAP

Statements of Operations Data:		Three Months Ended
(amounts in thousands, except per share amounts) (unaudited)		March 31, 2006

	Non-GAAP[1]	Adjustments[1]	GAAP[2]

Net revenues	$10,192		$10,192
Expenses:
Cost of products sold	6,079	61	6,140
Research and development	3,391	91	3,482
Marketing, general and administrative	4,341	397	4,738

Total expenses	13,811	549	14,360

Loss from operations	(3,619)	(549)	(4,168)
Equity in earnings of Novogyne	4,327		4,327
Interest income, net	611		611

Income before income taxes	1,319	(549)	770
Provision for income taxes	419	(153)	266

Net income	$900	$(396)	$504

Basic earnings per share	$0.04	$(0.02)	$0.02

Diluted earnings per share	$0.04	$(0.02)	$0.02

Weighted average number of common shares outstanding:
Basic	23,657		23,657

Diluted[3]	24,044	(270)	23,774

(1) Non-GAAP amounts exclude equity compensation adjustments associated with the adoption of FAS 123R — Share-Based Payment. Noven’s non-GAAP effective tax rate for the three months ended March 31, 2006 was approximately 32% as compared to its GAAP effective tax rate of 35%.

(2) Reflects operating results in accordance with accounting principles generally accepted in the United States (GAAP).

(3) Diluted weighted average number of shares outstanding for the three months ended March 31, 2006 on a non-GAAP basis was adjusted to include shares that were excluded from the GAAP calculation as a result of the adoption of FAS 123R.